Issuer Free Writing Prospectus, dated March 1, 2017

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration No. 333- 215344

MERCURY GENERAL CORPORATION

FINAL TERM SHEET

March 1, 2017

$375,000,000 4.400% Notes due 2027

Issuer:	Mercury General Corporation

Ratings / Outlook (Moody’s/Fitch)*:	Baa2 (Stable) / BBB+ (Negative)

Size:	$375,000,000

Maturity:	March 15, 2027

Coupon (Interest Rate):	4.400%

Yield to Maturity:	4.419%

Spread to Benchmark Treasury:	+195 basis points

Benchmark Treasury:	2.250% due February 2027

Benchmark Treasury Price and Yield:	98-02+ / 2.469%

Interest Payment Dates:	Semi-annually on each March 15 and September 15 of each year, commencing on September 15, 2017.

Redemption Provision:

Prior to December 15, 2026 (the date that is three months prior to the maturity date of the Notes, the (“Par Call Date”)), the Notes may be redeemed, in whole or in part, at the Issuer’s option, at any time or from time to time, on notice given not more than 60 days, nor less than 30 days, prior to the date of redemption, at a redemption price equal to the greater of:

•     100% of the principal amount of any Notes to be redeemed; or

•     the sum of the present values of the remaining scheduled payments of principal and interest on any Notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 30 basis points.

On or after the Par Call Date, the Notes may be redeemed, in whole or in part, at the Issuer’s option, at any time or from time to time, on notice given not more than 60 days, nor less than 30 days, prior to the date of redemption, at a redemption price equal to 100% of the principal amount of any Notes to be redeemed.

Price to Public:	99.847% of the principal amount

Trade Date:	March 1, 2017

Settlement Date:	March 8, 2017 (T+5).

Underwriting Discount:	0.650%

Net Proceeds to Issuer	$371,988,750

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.

Day Count Convention:	30/360

Payment Business Days:	New York

CUSIP Number:	589400 AB6

ISIN Number:	US589400AB62

Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each securities rating should be evaluated independently of any other securities rating.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated can arrange to send you the prospectus if you request it by calling 1-800-294-1322 or emailing dg.prospectus_requests@baml.com or (ii) Wells Fargo Securities, LLC can arrange to send you the prospectus if you request it by calling 1-800-645-3751.